EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GOLF TRUST OF AMERICA, INC.

    Pursuant to Title 2, Subtitle 6 of the Maryland General Corporation Law (the “MGCL”), Golf Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Department of Assessments and Taxation of Maryland that:

    FIRST:  Article I of the Articles of Incorporation of the Corporation (the “Articles”) is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME

    The name of the corporation (which is hereinafter called the “Corporation”) is:

Pernix Therapeutics Holdings, Inc.

    SECOND:  Article IV of the Articles is hereby amended to add the following new Section 6:

“Section 6. BOARD OF DIRECTORS’ AUTHORITY TO EFFECT REVERSE STOCK SPLITS.  Notwithstanding any other provision of these Articles of Incorporation, to the fullest extent permitted under applicable law, the board of directors of the Corporation shall have the power to authorize, approve, declare and effect, without stockholder action or approval, any reverse stock split.”

    THIRD:  The amendments to the Articles as hereinabove set forth have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation, as required by the MGCL.

    FOURTH: These amendments will become effective at the time the Department of Assessments and Taxation accepts these Articles of Amendment for record.

(Signatures appear on the following page)

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/Michael C. Pearce	/s/ Tracy S. Clifford
Michael C. Pearce President, CEO and Chairman	Tracy S. Clifford CFO and Secretary

Return address of filing party:
Whiteford, Taylor and Preston, LLP
Seven Saint Paul Street
Baltimore, MD 21202-1636